PROSPECTUS SUPPLEMENT dated February 23, 1999
to Prospectus dated January 29, 1999

                         THE CHASE MANHATTAN CORPORATION

                                 Debt Securities
                                 Preferred Stock
                                Depositary Shares
                                    Warrants

      This Prospectus Supplement supplements our Prospectus dated January 29, 1999 relating to our debt securities, preferred stock, depositary shares and warrants (the "Prospectus").

                      ADDITIONAL COMPANY SENIOR SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Senior Securities" to reflect the issuance of Company Senior Securities following the date of the Prospectus:

Terms and Provisions of Senior Medium-Term Notes, Series C

We have issued $100,000,000                  The interest rate bases or formulas
aggregate principal amount of our            applicable to Series C Notes that
Senior Medium-Term Notes, Series C           bear interest at floating rates are
(the "Series C Notes"), since the            indicated in the table below. The
date of the Prospectus. In the               Series C Notes are not subject to a
table below we specify the                   sinking fund and are not redeemable
following terms of those Series C            unless a redemption date is
Notes:                                       indicated below. Unless otherwise
                                             indicated below, Series C Notes
o    Issuance Date;                          that are redeemable are redeemable
o    Principal amount;                       at 100% of their principal amount,
o    Maturity date;                          plus accrued and unpaid interest,
o    Interest rate and redemption            if any, to the redemption date.
     dates, if any.


                                                               Interest Rate/
Issuance Date        Principal Amount     Maturity Date        Redemption Dates
-------------        ----------------     -------------        ----------------

February 10, 1999        $100,000,000     February 10, 2004    5.69%

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                   ADDITIONAL COMPANY SUBORDINATED SECURITIES

The following is added to the section of the Prospectus entitled "Description of Company Debt Securities --- Company Subordinated Securities" following the summary of terms of the "6% Subordinated Notes Due April 1, 2008" to reflect the issuance of Company Subordinated Securities described below following the date of the Prospectus:

6% Subordinated Notes Due 2009


o     Initial principal amount of series (subject to increase): $350,000,000
o     Maturity date: February 15, 2009
o     Interest payment dates: February 15 and August 15
o     Record dates: February 1 and August 1
o     Issuance date: February 23, 1999